Exhibit 99.1

PolarityTE Announces First Subject Enrolled in Phase III Pivotal Study Evaluating Investigational New Drug SkinTE® in Diabetic Foot Ulcers

SALT LAKE CITY, May 3, 2022 – PolarityTE, Inc. (Nasdaq: PTE) today announced the enrollment of the first subject in the Phase III pivotal study evaluating SkinTE in the investigational use of treatment of Wagner grade 2 diabetic foot ulcers (DFUs), entitled “Closure Obtained with Vascularized Epithelial Regeneration for DFUs with SkinTE,” or “COVER DFUs.”

COVER DFUs will enroll up to 100 subjects at up to 20 clinical sites in the United States. Subjects will be randomized to one of two treatment groups, receiving either SkinTE plus the standard of care (SOC) or the SOC alone. The primary endpoint is the incidence of DFUs closed at 24 weeks. Secondary endpoints include percent area reduction (PAR) at 4, 8, 12, 16 and 24 weeks; improved quality of life, including social isolation, depression, odor, improved function, ambulation, and return to activities based on changes in wound quality of life; and new onset infection of the DFU requiring treatment with topical and/or systemic antibiotics.

COVER DFUs is the first pivotal study that PolarityTE will conduct under its open IND for SkinTE with an indication for the treatment of chronic cutaneous ulcers (CCUs). CCUs are wounds that have failed to progress through the orderly and timely tissue repair processes necessary to restore the normal function and anatomy of skin. DFUs, pressure injuries (PI), and venous leg ulcers (VLU) make up the vast majority of CCUs, and affect an estimated 8 million patients annually, or ~2% of the United States (US) population. CCU prevalence is expected to increase as the population ages and the incidence of diabetes, cardiovascular disease, and obesity continue to rise. Accordingly, CCUs represent an enormous market opportunity at present, and PolarityTE expects that opportunity to grow.

Richard Hague, Chief Executive Officer, commented “Enrolling our first subject in a pivotal study under an FDA-accepted IND is a critical milestone for the company and a testament to the determination and commitment of our entire team. I would like to thank our employees who have worked so hard to reach this point, and I cannot overstate the excitement within our organization to see SkinTE return to the clinic. We are especially proud to launch our first pivotal study in Wagner Grade 2 DFUs, which often involve exposed critical structures. Patients suffering from these challenging wounds have very limited treatment options and we are hopeful that our research in COVER DFUs can usher a new treatment to fulfill these patients’ substantial unmet medical needs. We want to thank the subjects and medical providers who will participate in COVER DFUs for supporting our efforts to bring meaningful change to this patient community.”

Nikolai Sopko, MD, PhD, Chief Scientific Officer, commented, “The type of wounds that we are targeting with our CCU indication often persist for years, and some remain unhealed for decades. Due to their chronicity, CCUs increase a patient’s vulnerability to infection and have significant morbidity and mortality risk, which is increased in larger wounds or wounds that extend to a greater depth. For these patients, there is the very real possibility of full or partial limb amputation with associated disability. Eighty-five percent of non-traumatic limb amputations are associated with CCU, with an estimated limb amputation occurring every 30 seconds.” Dr. Sopko continued, “I would like to sincerely thank our clinical team for their tireless efforts to bring us to this important milestone for SkinTE, and we look forward to the work ahead.”

Dr. Felix Sigal, DPM, is the site investigator for the Los Angeles Foot & Ankle Clinic where the first subject was enrolled in COVER DFUs. Dr. Sigal is currently on staff at both the Hollywood Presbyterian Hospital and the California Hospital Medical Center, where he focuses on wound care, diabetic limb salvage, and pursues his interest in clinical research to enable development of better treatment options for his patients. Dr. Sigal is one of the most distinguished specialists in the field and serves as a Principal Investigator on numerous clinical research studies in the field of diabetic complications and wound care.

Dr. Sigal commented, “Patients suffering from DFUs, and especially those suffering from Wagner 2 DFUs, are in urgent need of new and improved options to address their substantial and unmet medical needs. Far too often, we see these patients progress to the point of requiring amputation, and as providers we are constantly seeking solutions to improve outcomes for our patients. Following my experience with SkinTE in the last successful randomized controlled trial evaluating SkinTE in Wagner grade 1 DFUs, I am pleased to participate in the COVER DFUs study, which is an important step in evaluating a potential solution for these patients in dire need.”

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

(385) 831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com